Exhibit 10.24

[Punjab National Bank (International) Limited Logo]

(Authorised by PRA and Regulated by FCA & PRA)
01, Moorgate, London EC2R 6JH

09th January 2015

To

Majesco Inc. USA

5 Penn Plaza

14th floor, 33rd Street & 8th Avenue

NY 10001,

New York, USA

Dear Sirs,

Re: Your Application for Line of Credit for financing against SBLC for USD 03.00 Mn

We are pleased to convey that Punjab National Bank (International) Limited (the “Bank”) has approved the following subject to the terms and conditions outlined below:

Terms & conditions SBLC loan: Majesco Inc. USA

Borrower name	Majesco Inc. USA
Constitution	Company
Loan amount	USD 3.00 Million
Purpose	For aquisition assets and business of Agile Technologies LLC-USA
Tenor of the facility	As per the maturity of SBLC, for a period 3 years including a moratorium period of 18 months with rollover option at the end of tenor subject to renewal of SBLC and renegotiation of interest rates
Repayment	Repayment to start postdate of disbursement as given under:
	DATE	AMT IN USD
	1half year	NIL
	2 half year	NIL
	3 half year	0.375 Mn
	4 half year	0.375 Mn
	5 half year	0.375 Mn
	6 half year	0.375 Mn + 1.50Mn bullet payment
Rate of Interest	6MLibor + 275bps
Interest payment

•     Interest for six months to be deposited as advance interest

•     Interest to be paid on half yearly basis and first interest payment will be made at the end of the first half year from the date of disbursement.

•     Loan draw down will be USD 03.00 Mn less interest for six months in advance.

Processing fee	Nil
Arrangement fee	Nil
Security	SBLC to be issued by YES Bank, India
Other conditions

•       Solicitors’ fee for documentation to be borne by the borrower.

•      Any other out of pocket expenses/charges to be borne by the borrower.

•      The advance is with recourse to the company and payable on demand along with interest.

Prepayment	Permitted at one week notice. However, prepayment should be in

[Punjab National Bank (International) Limited Logo]

(Authorised by PRA and Regulated by FCA & PRA)
01, Moorgate, London EC2R 6JH

multiple of USD 500,000/-
Conditions Precedent

1. Acceptance of the Facility Letter;

2. A Board Resolution passed by the Board of the Company authorizing the borrowing and execution of Documents etc.

3. Execution of the Facility Agreement and other documents in consultation with our Solicitors.

4. KYC documents of Directors and authorized signatories.

5. Legal opinion from all the jurisdictions involved in the transaction.

Penal Interest	3% over the normal rate will be charged in case of breach of terms of the facility or declaration of ‘Event of Default’.

Period of Offer

Please confirm the acceptance of the terms and conditions of the sanction by signing the acceptance on the enclosed duplicate of this Letter and returning it to the Bank within a period of 10 days.

Yours faithfully

/s/ Illegible
For and on behalf of
Punjab National Bank (International) Limited

WE ACCEPT THE TERMS AND CONDITIONS AS SET OUT IN THIS FACILITY LETTER

ACCEPTED BY:	Ketan Mehta

SIGNATURE:	/s/ Ketan Mehta	Designation:	President & CEO

DATE:	Jan 14, 2015